Exhibit 99.1

Contacts:	Stephanie Carrington/Jared Hoffman
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7017/7013
(818) 766-3502	scarrington@theruthgroup.com
jhoffman@theruthgroup.com

IPC The Hospitalist Company Sets 2008 Annual Meeting Date

North Hollywood, CA – April 2, 2008 – IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading provider of hospitalist services, today announced that June 12th has been established as the date of its 2008 Annual Meeting of Stockholders. Stockholders of record at the close of business on April 22, 2008 will be entitled to receive notice of, and to vote at, the Annual Meeting, which will be held at the Hilton Los Angeles, 555 Universal Hollywood Drive, Universal City, California, beginning at 9:00 a.m. Pacific Time.

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.